UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                FORM 8-K CURRENT REPORT


Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Report for Event (date of earliest event reported):



                     SOLAR SATELLITE COMMUNICATION, INC.
          (Exact name of registrant as specified in its charter)


           Colorado                   0-0000                84-0907644
(State or other jurisdiction    (Commission File No.)    (IRS Employer
of incorporation)                                      Identification No.)


5650 Greenwood Plaza Blvd., Ste. 107, Englewood, CO    80111
(Address of principal executive offices)             (Zip Code)

Registrant's telephone number, including area code: (303) 721-7300

(Former address)


Item 1.     Changes in Control of Registrant.

On July 8, 1998 Satellite Investment Group LLC, a Colorado limited liability company (SIG) controlled equally by Robert J. Guerra, Craig Kleinman, Stephen
A. Maguire and St. Charles Investment Company, a Colorado corporation, acquired approximately 51% of the issued and outstanding shares of Solar Satellite Communication, Inc. (Solar) pursuant to a Stock Purchase Agreement by and between SIG and Tamiya Watanabe. The Stock Purchase Agreement was originally executed on May 21, 1998 and the purchase closed on July 8, 1998. As part of the Stock Purchase Agreement, Messers. Guerra, Kleinman and Maguire were appointed as Directors of the company and the prior Board resigned. The New Board of Directors appointed Mr. Guerra as President, Mr. Kleinman as Vice President and Treasurer, and Mr. Maguire as Secretary of Solar. There are no arrangements known to Solar including pledges of the acquired securities that might result in a further change of control in the future.

Item 5.     Other Events.

On June 3, 1998 SIG entered into an Asset Rehabilitation Agreement with Solar pursuant to which SIG agreed to execute indemnities, guarantees, reimbursement agreements and similar other instruments required by bonding companies in order to enable Solar to obtain the reissuance of stock certificates for 527,650 shares of Accelr8 Technology Corporation. Certificates for such stock had been lost and unlocatable by Solar for a number of years. In consideration for the foregoing, SIG is to be paid a facilitation fee by Solar of $2,500,000, which fee is to be paid in cash when Solar has available cash funds or, at the election of SIG, in shares of Accelr8 Technology Corporation. The performance of the Asset Rehabilitation Agreement was conditioned upon the subsequent completion of the purchase by SIG of 3,825,000 shares of the common stock of Solar.

Item 7.     Financial Statements and Exhibits.

            (a) Stock Purchase Agreement by and between SIG and Tamiya Watanabe dated May 21, 1998.

            (b)   Asset Rehabilitation Agreement dated June 3, 1998.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   SOLAR SATELLITE COMMUNICATION, INC.

Date: July 23, 1998                 By: /s/ Robert Guerra
                                    _______________________________
                                    Robert Guerra
                                    Its: President